 Exhibit 5.1

July 27, 2023

Asensus Surgical, Inc. 1 TW Alexander Parkway Suite 160 Durham, NC 27703

RE: Asensus Surgical, Inc. Offering

Ladies and Gentlemen:

We have acted as counsel to Asensus Surgical, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation of a prospectus supplement, dated July 27, 2023 (the “Prospectus”) to the Registration Statement on Form S-3 (File No. 333-263711) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 18, 2022 and declared effective by the Commission on April 28, 2022, with respect to the offer and sale of: (i) 23,809,524 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) warrants to purchase up to 23,809,524 shares of Common Stock (the “Common Warrants”), and (iii) the shares of Common Stock issuable from time to time upon exercise of the Common Warrants (the “Warrant Shares,” and together with the Common Warrants and the Shares, the “Securities”). The Securities are to be sold by the Company pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), to be entered into by and among the Company and the purchasers parties thereto.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus; (v) the Securities Purchase Agreement and the Common Warrants; (vi) such other corporate records, agreements, documents and instruments; and (vii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Asensus Surgical, Inc.

July 27, 2023

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.    The Common Stock to be issued and sold by the Company have been duly authorized for issuance and, following the execution and delivery of the Securities Purchase Agreement and when the Common Stock is issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, the Common Stock will be validly issued, fully paid and non-assessable shares of common stock of the Company.

2.    The Common Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.    The Warrant Shares to be issued by the Company upon exercise of the Warrants have been duly validly authorized and reserved for issuance and, when issued in accordance with the terms of the Common Warrants and the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

With regard to our opinion in paragraph number 2 above: (i) our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) the effect of general principles of equity, whether considered in proceeding in equity or at law (including, without limitation, the availability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; and (ii) we express no opinion with respect to any provision of the Common Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Common Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Asensus Surgical, Inc.

July 27, 2023

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP